UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___ )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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NETGEAR, INC.
_______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 30, 2019
10:00 a.m. Pacific Daylight Time

To Our Stockholders:
The 2019 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Thursday, May 30, 2019, at 10:00 a.m. Pacific Daylight Time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1.	To elect seven (7) directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve the non-binding advisory proposal regarding executive compensation; and

4.
To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Monday, April 1, 2019 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.
We are pleased to continue to take advantage of the Securities and Exchange Commission's rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.
Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer
San Jose, California
April 19, 2019

YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE.

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Insert Title Here

COMPENSATION COMMITTEE REPORT	30
EXECUTIVE COMPENSATION TABLES	31
STOCK OWNERSHIP INFORMATION	41
Security Ownership of Certain Beneficial Owners and Management	41
Section 16(a) Beneficial Ownership Reporting Compliance	43
OTHER MATTERS	44

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NETGEAR, INC.
_______________

PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS
_______________

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2019 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, May 30, 2019 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.
This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.
We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018, as well as the proxy or voter instruction card if you received or requested printed proxy materials.
We are mailing the proxy materials on or about April 19, 2019 to all of our stockholders as of the record date, April 1, 2019. Stockholders who owned NETGEAR common stock at the close of business on April 1, 2019 are entitled to attend and vote at the annual meeting. On the record date, approximately 31,466,930 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 19 stockholders of record as of the record date and our common stock was held by approximately 21,334 beneficial owners.
You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2018, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures
As a stockholder, you have the right to vote on certain business matters affecting us. The three (3) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two” and “Proposal Three.” Each share of NETGEAR common stock you own entitles you to one vote.

Methods of Voting
Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.
Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	FOR the non-binding advisory proposal regarding executive compensation.
Voting over the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.
Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.
To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR's Annual Report on Form 10-K for the year ended December 31, 2018 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy
You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•
provide written notice of the revocation to the Company's Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement
A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal
The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:
Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the seven (7) directors nominees. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.
Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.
Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions
If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two or Three, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes
A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) and the approval of the advisory vote regarding our executive compensation (Proposal Three). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One or Proposal Three, no votes will be cast on your behalf for those Proposals.
Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2020 Annual Meeting
As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2020 Annual Meeting must be received by us no later than December 21, 2019 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2020 proxy statement.
The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company's proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2020 Annual Meeting is March 5, 2020, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2020 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder's notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year's annual meeting, which is January 31, 2020 in connection with our 2020 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.
In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2020 Annual Meeting must be received no earlier than November 21, 2019 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 21, 2019 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).
A stockholder's notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors
Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company's records.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees
The seven (7) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jef T. Graham, Bradley L. Maiorino, Janice M. Roberts, Gregory J. Rossmann, Barbara V. Scherer and Thomas H. Waechter. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2020, and until their respective successors are elected and qualified or until their earlier resignation or removal. In addition to the nominees listed above, Julie A. Shimer also currently serves as a member of the Board. During the Board's formal consideration of nominees in April 2019, Dr. Shimer indicated her intention not to stand for re-election at the 2019 Annual Meeting and to retire as a member of the Board at the end or her current term. Dr. Shimer will continue to serve on the Board until the 2019 Annual Meeting. We wholeheartedly thank Dr. Shimer for her years of service and her support of NETGEAR.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees

The names of the nominees and certain biographical information about them as of April 1, 2019 are set forth below:

Name	Age	Office	Director Since
Patrick C.S. Lo	62	Chairman and Chief Executive Officer/Nominee	2000
Jef T. Graham	63	Director/Nominee	2005
Bradley L. Maiorino	48	Director/Nominee	2018
Janice M. Roberts	63	Director/Nominee	2019
Gregory J. Rossmann	57	Director/Nominee	2002
Barbara V. Scherer	63	Director/Nominee	2011
Thomas H. Waechter	66	Director/Nominee	2014
Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo's experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company's challenges, opportunities and operations.
Jef T. Graham has served as one of our directors since July 2005. Mr. Graham currently is a private investor. From September 2016 to November 2017, Mr. Graham served as Chairman and Chief Executive Officer of Console Connect Inc., a provider of global direct connect solutions. From February 2015 to August 2016, Mr. Graham was a private investor. From January 2006 to January 2015, Mr. Graham served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a

B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.
Bradley L. Maiorino has served as one of our directors since July 2018. Since April 2017, Mr. Maiorino has served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from April 2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University. Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, security and risk management, and also has significant contacts and relationships in the technology and security community.

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Since April 2014, she has been a partner at Benhamou Global Ventures, where she invests in early stage “cross-border” companies including SaaS, AI-powered platforms, collaboration and IoT solutions. Ms. Roberts currently serves on the boards of RealNetworks, Inc., Zebra Technologies, Inc. and Zynga Inc., and was most recently a director of ARM Holdings Plc until its acquisition by the SoftBank Group in 2016.  From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, where she continued as a venture advisor until 2014, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit. She also serves on the advisory board of Illuminate Ventures and is Co-Chair of GBx Global.org, a curated network of British entrepreneurs and senior technology executives in the San Francisco Bay Area. Ms. Roberts holds a Bachelor of Commerce degree (honors) from the University of Birmingham in the U.K. Ms. Roberts provides our Board with a valuable perspective based on her extensive executive and board-level experience with technology companies in multiple product areas and sectors, including networking and communications products, software, microprocessor technology, gaming and applications, spanning consumer, business and service provider markets.
Gregory J. Rossmann has served as one of our directors since February 2002. Since April 2016, Mr. Rossmann has served as a General Partner at Oak Investment Management, a late stage growth and private equity investor. From February 2009 to March 2016, Mr. Rossmann was a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he held various Product Management and Engineering positions at Advanced Micro Devices. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical and Computer Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann's extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.
Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer is the former Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc. (now known as Poly), a global leader in audio communication devices for businesses and consumers. She served in this position from 1998 to 2012 and was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. Ms. Scherer currently serves on the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, as well as the Board of Directors of Ultra Clean Holdings, Inc., a publicly traded developer and supplier of systems for the semiconductor capital equipment, flat panel, medical, energy and research industries. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With extensive hands-on experience in senior management roles with technology growth companies as well as public company board, committee and Audit Chair service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.
Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter currently is a private investor. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd. Mr. Waechter also serves as an Executive Advisor to Tensility Venture Partners and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He holds a Bachelor of Business Administration from The College of William and Mary. As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, strategic and executive management experience.

Vote Required and Board of Directors' Recommendation
A nominee receiving a greater number of votes “for” his or her election than votes “against” such election will be elected as a director. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings
Our Board of Directors held a total of twelve meetings during 2018. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2018 Annual Meeting of Stockholders, all of our directors attended in person.
There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, Cybersecurity, and Nominating and Corporate Governance Committees. Other than Mr. Lo, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.
In 2018, all of our directors attended 100% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2018	Committee Functions		Meetings Held in 2018
Audit	2000	Barbara V. Scherer (Chair) Bradley L. Maiorino Julie A. Shimer	●	Reviews internal accounting procedures	12
			●	Appoints independent registered public accounting firm
			●	Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
			●	Evaluates the adequacy of our internal financial and accounting processes and controls
			●	Determines investment policy and oversees its implementation

Compensation	2000	Thomas H. Waechter (Chair) Jef T. Graham Barbara V. Scherer	●	Administers our equity plans	7
			●	Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto
			●	Reviews and recommends general policies relating to compensation and benefits

Nominating and Corporate Governance	2004	Julie A. Shimer (Chair) Gregory J. Rossmann Thomas H. Waechter	●	Recommends nomination of Board members	5
			●	Assists with succession planning for executive management positions
			●	Oversees and evaluates Board performance
			●	Evaluates composition, organization and governance of the Board and its committees

Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Jef T. Graham Gregory J. Rossmann	●	Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy	4
			●	Oversees incident response policies and procedures
			●	Reviews disaster recovery capabilities
			●	Oversees IT budgetary priorities

Audit Committee
Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that at least one member of the Audit Committee is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. None of the members of the Audit Committee is an employee of NETGEAR. Ms. Scherer currently serves as Chair of our Audit Committee.

Compensation Committee
Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate. Mr. Waechter currently serves as Chair of our Compensation Committee.

Nominating and Corporate Governance Committee
Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website at www.netgear.com. None of the members of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Dr. Shimer currently serves as Chair of our Nominating and Corporate Governance Committee.

Cybersecurity Committee
Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current Cybersecurity Committee charter is available in the investor relations section of our website at www.netgear.com. None of the members of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Policy for Director Recommendations and Nominations
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate's name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person's ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.
In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information - Deadline for Receipt of Stockholder Proposals or Director Nominations for 2020 Annual Meeting.”
Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.
With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.
In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices
We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.
Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•
A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Waechter serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•
The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website.

•
Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•
As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our annual meeting. While their attendance was not required, all of our directors attended the 2018 Annual Meeting of Stockholders in person.

•
Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•
Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Related Party Transactions
Review, approval or ratification of transactions with related parties
We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.
The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party's interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

2018 Related Party Transactions
We have determined that there were no related party transactions to disclose in 2018.

Stockholder Engagement
We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders' continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders' priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts.
In 2018, we were particularly active in our stockholder outreach efforts in connection with our Board's decision, announced in February 2018, to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. ("Arlo"). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the "Arlo IPO"), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the "Arlo Spin-Off"). At key stages in this process, the Company engaged in substantial communications and numerous meetings with many of its significant stockholders to discuss the rationale for this transaction.
Additional examples of recent outcomes from these stockholder engagement efforts include:

•
our Board's decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;

•
our Board's decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;

•
the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;

•	our Board's decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and

•
our Board's decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

Board Leadership Structure
The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. Given Mr. Lo's history as a co-founder of the Company, the Board believes this rationale is particularly strong. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.
One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director
Mr. Waechter has served as the lead independent director since January 2019. As the lead independent director, Mr. Waechter has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board meetings at which the performance of the Board is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks related thereto. The Company's Compensation Committee is generally responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company's management of risks associated with enterprise cybersecurity and related matters. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company's management of this risk. The Risk Committee is led by the Company's internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company's various functional groups.

Director Compensation
Annual Cash Retainers
Each non-employee member of the Board receives a $35,000 annual retainer. The lead independent director of the Board and members and chairpersons of each Board committee receive the additional annual retainers described below:

•	Lead Independent Director. The lead independent director receives an additional annual retainer of $25,000.

•	Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $12,500, and the chairperson receives an additional annual retainer of $20,000.

•
Compensation Committee. Each member (including the chairperson) of the Compensation Committee receives an annual retainer of $7,500, and the chairperson receives an additional annual retainer of $10,000.

•
Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.

•
Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000, and the chairperson receives an additional annual retainer of $6,000.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.
Equity Compensation
Annual RSU Grant. On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the Board, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board until the following annual stockholder meeting. The restricted stock units will become fully vested on the date of the following year’s annual stockholder meeting.
Continuing Education
In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve. Biennially, the Company arranges a specific continuing education session for the Board, as a whole, to attend in connection with one of its regularly scheduled meetings.
Travel Expenses
The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board and Board committees.

Fiscal Year 2018 Director Compensation
The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2018 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (3)(4)	32,083	199,969	—	232,052
Ralph E. Faison (3)(4)	29,167	199,969	—	229,136
Jef T. Graham (3)	52,500	199,969	—	252,469
Bradley L. Maiorino (5)	28,750	183,307	—	212,057
Janice M. Roberts (6)	—	—	—	—
Gregory J. Rossmann (3)	50,000	199,969	—	249,969
Barbara V. Scherer (3)	75,000	199,969	—	274,969
Julie A. Shimer (3)	74,125	199,969	—	274,094
Grady K. Summers (3)(4)	42,292	199,969	—	242,261
Thomas H. Waechter (3)	57,500	199,969	—	257,469

(1)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2018 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, each Director had the following number of restricted stock units outstanding: Ms. Carter-Miller, 0 NETGEAR and 25,148 Arlo units; Mr. Faison, 0 NETGEAR and 25,148 Arlo units; Mr. Graham, 3,308 NETGEAR and 6,551 Arlo units; Mr. Maiorino, 2,831 NETGEAR and 5,606 Arlo units; Ms. Roberts, 0 NETGEAR and 0 Arlo units; Mr. Rossmann, 3,308 NETGEAR and 6,551 Arlo units; Ms. Scherer, 3,308 NETGEAR and 6,551 Arlo units; Dr. Shimer, 3,308 NETGEAR and 6,551 Arlo units; Mr. Summers, 2,667 NETGEAR and 30,429 Arlo units; and Mr. Waechter, 3,308 NETGEAR and 6,551 Arlo units.

(2)
As of December 31, 2018, each Director had the following number of options outstanding: Ms. Carter-Miller, 0 NETGEAR and 0 Arlo options; Mr. Faison, 0 NETGEAR and 0 Arlo options; Mr. Graham, 0 NETGEAR and 0 Arlo options; Mr. Maiorino, 0 NETGEAR and 0 Arlo options; Ms. Roberts, 0 NETGEAR and 0 Arlo options; Mr. Rossmann, 1,787 NETGEAR and 3,599 Arlo options; Ms. Scherer, 0 NETGEAR and 0 Arlo options; Dr. Shimer, 0 NETGEAR and 0 Arlo options; Mr. Summers, 0 NETGEAR and 0 Arlo options; and Mr. Waechter, 0 NETGEAR and 0 Arlo options.

(3)
On May 31, 2018, each of the then-serving directors was issued 3,308 restricted stock units, which vest entirely on the date of the 2019 Annual Meeting of Stockholders. Each grant of these restricted stock units had a grant date fair value of $199,969. There were no stock option awards made to the directors in 2018.

(4)
Ms. Carter-Miller and Messrs. Faison and Summers subsequently forfeited the NETGEAR award for 3,308 restricted stock units on August 7, 2018, in connection with their resignation from the NETGEAR Board in order to transition to the Arlo Board of Directors. Arlo subsequently issued each of these individuals 25,148 Arlo restricted stock units with a grant date value of $359,997.

(5)
On July 2, 2018, Mr. Maiorino was issued 2,831 restricted stock units in connection with his appointment to the Board, which vest entirely on the date of the 2019 Annual Meeting of Stockholders. The grant of these restricted stock units had a grant date fair value of $183,307.

(6)	Ms. Roberts joined our Board in February 2019.
Director Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments. New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2018.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2019 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2018. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees
The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2018 and December 31, 2017:

Fee Category	2018 Fees	2017 Fees
Audit Fees	$3,099,344	$2,339,739
Audit-Related Fees	4,317,000	—
Tax Fees	2,160,801	678,593
All Other Fees	4,500	3,600
Total Fees	$9,581,645	$3,021,932

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. In 2018, these fees also included services relating to the audit of our discontinued operations associated with the Arlo Spin-Off, implementation of ASC 606 revenue recognition, and pre-implementation review of ASC 842 Leases adoption.
Audit-Related Fees. Consists of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” In 2018, these fees included services relating to the review of Arlo's registration statement on Form S-1 and amendments thereto, comfort letter procedures and other matters in connection with the Arlo IPO, audit of historical carve-out financial statements of Arlo, interim reviews of certain historical financial statements, fees related to carve-out accounting matters and presentation matters, and additional consultations concerning financial accounting and reporting standards.
Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning. In 2018, these fees also included tax services and advice relating to the Arlo IPO, Arlo Spin-Off and related matters, as well as advice on recent federal tax law changes.
All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.
Before selecting and prior to determining to continue its engagement for 2019 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors' independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors' Recommendation
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.
The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.
The Audit Committee, which currently consists of Barbara V. Scherer (Chair), Bradley L. Maiorino and Julie A. Shimer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2017, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.
The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR's financial reporting process on behalf of our Board of Directors. NETGEAR's management has the primary responsibility for the financial statements and reporting process, including NETGEAR's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018. This review included a discussion of the quality and the acceptability of NETGEAR's financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with NETGEAR's independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR's audited financial statements with U.S. generally accepted accounting principles ("GAAP"), their judgments as to the quality and the acceptability of NETGEAR's financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, "Communications with Audit Committees," as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors' independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.
The Audit Committee further discussed with NETGEAR's independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on February 22, 2019.

Respectfully submitted by:

THE AUDIT COMMITTEE

BARBARA V. SCHERER (CHAIR)
BRADLEY L. MAIORINO
JULIE A. SHIMER

PROPOSAL THREE
APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.
Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR's performance and individual performance.
We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2018 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2018:

•	Approximately 86% of total target compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•
We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including stock options that generally vest over four years and only increase in value with an increase in the market price of our common stock, restricted stock units that generally vest over four years and, in certain cases, performance-based restricted stock units that only start to vest upon the achievement of specific corporate goals;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and restricted stock unit award agreements for Named Executive Officers.
We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors' Recommendation
As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote would be conducted at our 2020 Annual Meeting of Stockholders.
The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2018 executive compensation program for our Named Executive Officers, or NEOs, and how and why our independent Compensation Committee determined the compensation elements that comprised our 2018 executive compensation program. Our NEOs for 2018, which include our principal executive officer, each individual who served as our principal financial officer during the year, and our three other most highly compensated executive officers, were:
•Patrick C.S. Lo, Chairman and Chief Executive Officer;
•Bryan D. Murray, Chief Financial Officer (since August 2018);
•Michael F. Falcon, Chief Operations Officer;

•	Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary;

•	Michael A. Werdann, Senior Vice President of Worldwide Sales; and

•	Christine M. Gorjanc, Former Chief Financial Officer (until August 2018).
In February 2018, our Board announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. ("Arlo"). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the "Arlo IPO"), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the "Arlo Spin-Off").
Effective August 2, 2018, Ms. Gorjanc transitioned to become the Chief Financial Officer of Arlo, and Mr. Murray, NETGEAR's former Vice President of Finance and an employee of NETGEAR since 2001, became the Chief Financial Officer of NETGEAR. Compensation decisions regarding Ms. Gorjanc from August 2018 through the end of the year were made solely by Arlo's Compensation Committee, independent of NETGEAR.
From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo's outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in this Compensation Discussion and Analysis and in the Executive Compensation Tables that follow includes Arlo-related compensation and Arlo equity awards. The importance of the Arlo separation, IPO and Spin-Off process to the Company and its stockholders, as well as the substantial associated effort and expense undertaken by the Company, was reflected in a number of key compensation decisions and incentives made by the Company in 2018.
Compensation Overview
Our independent Compensation Committee makes compensation decisions for our executive officers. The Compensation Committee recognizes our need to retain our NEOs and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2018 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on this long-term growth and strong financial performance, particularly because our approach placed a significant percentage of their compensation at-risk and correspondingly rewarded them when they achieved objectives and delivered stockholder value.
The compensation of our NEOs consists of three main elements:
•base salary and benefits;
•annual cash incentive compensation; and
•long-term incentive compensation, in the form of restricted stock units, or RSUs, and stock options.

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below. We believe all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.
For 2018, our NEOs received payments under our annual cash incentive plan based on the Company’s 2018 financial results, and certain NEOs also received discretionary retention bonuses in recognition of their efforts to timely complete the Arlo IPO and the Arlo Spin-Off. We also granted both option awards and restricted stock unit awards to our NEOs. The charts below depict the total target direct compensation for our Chief Executive Officer and for our other NEOs as a group, based on their 2018 base salaries, target annual cash incentive opportunities and grant date fair value of equity awards (not value actually received), as reported in the applicable Executive Compensation Tables following this Compensation Discussion and Analysis:

2018 Financial and Operational Highlights
We are a global networking company that delivers innovative products to consumers, businesses and service providers. We remain committed to pursuing profitable growth opportunities in each of our Connected Home and Small and Medium Business segments, while simultaneously maintaining financial discipline and driving innovation through continual investment in research and development. We also have maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash. In 2018, we achieved several notable financial and operational results (financial results are shown on a continuing operations basis, excluding Arlo):

•	Net revenue grew to $1.06 billion, an increase of 1.9% compared to 2017;

•	GAAP operating margin of 3.7% for 2018, compared to 4.1% for 2017;

•	GAAP net income per diluted share from continuing operations of $0.52, compared to net loss per diluted share from continuing operations of $0.35 in 2017;

•	Completion of the Arlo IPO and the Arlo Spin-Off;

•	Several successful product introductions in multiple growth categories across our product portfolio;

•	Share gain in key markets we serve by providing truly innovative solutions that set us apart from our competition; and

•	Significant return of capital to stockholders through continuation of the Company's stock repurchase program.
General Compensation Philosophy
We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.
Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. The Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.
We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, operating margins and earnings per share, market share, long-term competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.
We annually hold a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs at our 2018 Annual Meeting, where approximately 87% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2018, we also were mindful of the strong support our stockholders expressed at our 2017 Annual Meeting, where approximately 92% of stockholder votes cast also were in favor of our say-on-pay resolution. As discussed above under “Proposal One - Stockholder Engagement,” we greatly value regular input from our stockholders, particularly with respect to our executive compensation practices. Consistent with this commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee considered the results of these recent say-on-pay votes, investor input and current market practices. As a result, our Compensation Committee retained our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value, and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.
Designing a Competitive Compensation Package
Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee's approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of our peer group (the “Peer Group”). For 2018 compensation comparison purposes, the Peer Group was reviewed and updated in the first half of 2018 by Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant, with input from our Chief Executive Officer and our Compensation Committee. The 2018 updates to our Peer Group relative to 2017 included removing ARRIS International plc (substantially more revenue than the Company), Brocade Communications Systems, Inc. (acquired) and Quantum Corp. (substantially less revenue than the Company). The 2018 updates also included adding three new companies, EchoStar Corporation, Lumentum Holdings Inc. and Oclaro, Inc., all of which met the objective size and industry criteria as well as other factors that the compensation Committee deemed relevant. The Peer Group for 2018 consists of 16 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

ADTRAN, Inc.	Infinera Corp.
Ciena Corporation	Logitech International S.A.
Cray Inc.	Lumentum Holdings Inc.
EchoStar Corporation	Oclaro, Inc.
Extreme Networks, Inc.	Plantronics, Inc.
F5 Networks, Inc.	Super Micro Computer, Inc.
Finisar Corp.	ViaSat, Inc.
Fortinet, Inc.	Viavi Solutions Inc.
For companies within the Peer Group, the median annual revenue at the time of the last review was approximately $1.2 billion, and the median market capitalization was approximately $2.1 billion. Relative to the Peer Group, the Company ranked at approximately the 45th percentile by revenue and at the 40th percentile by market capitalization.
Each element of compensation as well as total compensation are quantified and reviewed to determine the Company's competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.
In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual's tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and an independent third-party compensation consultant. The Compensation Committee engages in an active dialogue with our CEO concerning the Company's strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The Compensation Committee then independently reviews and approves the compensation for Named Executive Officers and other executive officers.
Compensation Committee Consultant
The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to assist in updating the Peer Group in 2018 and in gathering general industry compensation data. The consultant reports directly to the Compensation Committee but was authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.
Setting the Pay Mix
Total Compensation
The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total compensation (i.e., base salary, annual cash incentive and long-term incentive) is generally targeted at or near the median total compensation of the Peer Group for Named Executive Officers. Comparing the elements of total target compensation for 2018, base salary comprises approximately 14%, target annual incentive compensation approximately 11%, and long-term incentive compensation approximately 75% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.
Base Salary
We generally target base salaries for Named Executive Officers at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Our Compensation Committee uses its judgment to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation. Base salaries are generally reviewed and approved by the Compensation Committee during the second quarter of the year. Accordingly, the Compensation Committee reviewed and determined base salaries for Named Executive Officers to be effective as of July 2, 2018, except for Mr. Lo, whose salary increase was effective as of January 1, 2019 (consistent with our prior practice). As a result of Ms. Gorjanc's planned transition to become CFO of Arlo in mid-2018, the Compensation Committee did not review, nor consider an increase in, her salary in 2018. Arlo continued to pay her approximately the same salary for the remainder of 2018 following her transition. The following lists the Named Executive Officer base salary increases approved in 2018:

NEO	Updated Base Salary	Percentage Increase	Effective Date
Patrick C.S. Lo	$921,850	3.00%	January 1, 2019
Bryan D. Murray	$366,116	10.00%	July 2, 2018
Michael F. Falcon	$431,983	3.50%	July 2, 2018
Andrew W. Kim	$446,985	5.00%	July 2, 2018
Michael A. Werdann	$485,622	3.50%	July 2, 2018
Christine M. Gorjanc	$556,500	—%	N/A

Each reviewed NEO received a base salary increase in the range of 3% to 5%, other than Mr. Murray, who received an increase of 10%. Mr. Murray's larger percentage increase was due to his anticipated promotion to CFO of NETGEAR in mid-2018 and an effort to better align his base salary with Peer Group medians for comparable executive positions.
Annual Incentive Compensation
2018 Target Cash Bonus. Our Named Executive Officers, other than Mr. Werdann, participate under our executive bonus plan and are eligible to receive a cash bonus primarily based upon the level of non-GAAP operating income achieved by the Company relative to a target established at the beginning of the period. In 2018, due to the anticipated timing of the Arlo IPO at approximately the mid-point of the year, the Compensation Committee approved splitting the executive bonus plan targets and payments into the first half of 2018 and the second half of 2018. Although the Company has historically only used an annual plan for executives, the Compensation Committee felt that the unusual corporate circumstances in 2018 justified a temporary departure from this practice as a means to better align incentives for NETGEAR and Arlo as a combined company during the first half of the year and for NETGEAR as a functionally separate stand-alone entity during the second half of the year.
We believe that non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter term objectives for growth in sales, operating margins and earnings per share, and market share. Non-GAAP operating income is equal to our GAAP operating income after excluding amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.
Under the 2018 executive bonus plan, the target bonus amounts for our CEO, CFO and other participating executive officers were 115%, 75% and 60% of their respective average base salaries for each half of the year. Bonus amounts for these executive officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of approximately $39.5 million in non-GAAP operating income for the first half of 2018, and $38.0 million in non-GAAP operating income for the second half of 2018, in each case as measured before bonus expense. If non-GAAP operating income exceeded these thresholds in the applicable period, then a bonus of 30% of an individual's target bonus would become eligible to be earned, subject to other bonus plan conditions. If the Company exceeded a secondary target of approximately $49.5 million in non-GAAP operating income for the first half of 2018 and $49.5 million in non-GAAP operating income for the second half of 2018, in each case as measured before bonus expense, then in each applicable period 50% of amounts in excess of this target would be contributed to an additional bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. The first half of 2018 targets included the combined financial performance of NETGEAR's and Arlo's businesses, while the second half of 2018 targets only included NETGEAR's stand-alone financial performance. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts in each period, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 172.5%, 112.5% and 90% of the respective average base salaries for each half of the year of our CEO, CFO, and other participating executive officers.
The tables below shows the 2018 target bonus amounts for each participating NEO as a percentage of base salary and as a corresponding cash amount, divided into the first and second halves of 2018:

NEO	Target 1H Bonus as a % of IH Salary	Target 1H 2018 Bonus as a Cash Amount
Patrick C.S. Lo	115%	$514,625
Bryan D. Murray (*)	50%	$83,208
Michael F. Falcon	60%	$125,213
Andrew W. Kim	60%	$127,710
Christine M. Gorjanc	75%	$208,688
(*) For the first half of 2018, Mr. Murray served as Vice President, Finance, and participated in the Company's non-executive bonus plan with a target bonus equal to 50% of his first-half salary.

NEO	Target 2H Bonus as a % of 2H Salary	Target 2H 2018 Bonus as a Cash Amount
Patrick C.S. Lo	115%	$514,625
Bryan D. Murray	75%	$137,294
Michael F. Falcon	60%	$129,595
Andrew W. Kim	60%	$134,096
Christine M. Gorjanc (+)	75%	$208,688

(+) For the second half of 2018, Ms. Gorjanc served as CFO of Arlo and participated in Arlo's bonus plan. Arlo's bonus plan was independently managed by Arlo's Board of Directors, without input by NETGEAR.
We believe that these non-GAAP operating income targets were set at appropriate levels based on market and industry expectations at that time and our applicable 2018 operating plan reviewed and approved by our Board of Directors, and that each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive's achievement of his or her individual annual objectives or other factors that the Compensation Committee deems relevant. Consistent with our approach, the Peer Group market data generally results in target annual incentive cash bonus amounts being separated into three tiers, namely one for the Chief Executive Officer, one for the Chief Financial Officer and one for the other Named Executive Officers.
2018 Cash Incentive Plan Bonus Payments.
The Company achieved non-GAAP operating income of $66.1 million for the first half of 2018 and non-GAAP operating income of $65.9 million for the second half of 2018, measured before bonus expense and excluding identifiable headcount, transition services and outside costs associated with the Arlo IPO and Arlo Spin-Off process. The Company's first half of 2018 results included the combined financial performance of NETGEAR's and Arlo's businesses, while the second half of 2018 results only included NETGEAR's stand-alone financial performance. Based on these amounts exceeding the executive bonus plan targets, an executive bonus pool was preliminarily calculated in an amount that would permit the Compensation Committee to pay our participating NEOs bonuses equal to approximately 88% of their target bonuses with respect to the first half of 2018 and approximately 109% of their target bonuses with respect to the second half of 2018, subject to other bonus plan conditions. The Compensation Committee reviewed these amounts and confirmed that they believed them to be appropriate, without any adjustment.
As a result, pursuant to the terms of the 2018 executive bonus plan and our Compensation Committee’s determination of final bonus amounts, our Named Executive Officers, other than Mr. Werdann, received bonus payments equal to approximately 88% of their target bonuses for the first half of 2018, and our Named Executive Officers, other than Mr. Werdann and Ms. Gorjanc, received bonus payments equal to approximately 109% of their target bonuses for the second half of 2018. As noted above, Ms. Gorjanc participated in Arlo's bonus plan for the second half of 2018. Arlo's bonus plan was independently managed by Arlo's Board of Directors, without input by NETGEAR and without relation to NETGEAR's non-Arlo financial results. The tables below summarize the target and total cash bonuses paid to our participating NEOs for each half of 2018:

NEO	Target 1H 2018 Cash Incentive Compensation	Total 1H 2018 Cash Incentive Compensation Paid
Patrick C.S. Lo	$514,625	$457,157
Bryan D. Murray	$83,208	$74,120
Michael F. Falcon	$125,213	$111,230
Andrew W. Kim	$127,710	$113,449
Christine M. Gorjanc	$208,688	$185,384

NEO	Target 2H 2018 Cash Incentive Compensation	Total 2H 2018 Cash Incentive Compensation Paid
Patrick C.S. Lo	$514,625	$562,447
Bryan D. Murray	$137,294	$150,052
Michael F. Falcon	$129,595	$141,638
Andrew W. Kim	$134,096	$146,556
Christine M. Gorjanc	$208,688	$62,823
2018 Retention Bonus Payments. In 2018, the Compensation Committee also approved discretionary cash retention bonuses for a significant number of employees in recognition of their efforts to timely complete the Arlo IPO and the Arlo Spin-Off. Three of our NEOs earned this category of bonus in 2018 as a result of their extensive involvement with these transactions:

NEO	2018 Cash Retention Bonus Paid
Bryan D. Murray	$99,850
Andrew W. Kim	$127,710
Michael A. Werdann	$95,000

Mr. Werdann's discretionary retention bonus listed above was partially in recognition of his 20 years of service to NETGEAR, in addition to his role in facilitating the Arlo IPO and the Arlo Spin-Off.
2018 Sales Commission Plan for Mr. Werdann. As our Senior Vice President of Worldwide Sales, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2018. Mr. Werdann's overall cash compensation package is structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann's annual aggregate sales commissions are targeted as an amount equal to approximately 67% of his fiscal year base salary. The 2018 sales commission plan for Mr. Werdann was based upon a modified measure of profit contribution achieved by the Company, measured on a quarterly basis, with a target objective derived from the Company’s 2018 annual operating plan approved by our Board of Directors at the beginning of 2018. Profit contribution is calculated for the worldwide business under Mr. Werdann’s sales leadership and is comprised of point of sale revenue or net shipments, less related marketing spending. The aggregate Company profit contribution target for 2018 was over $1.23 billion. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measure of profit contribution, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2018 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan ranged from approximately 93% to 102% for the four quarterly periods in 2018.
The table below shows the 2018 target sales commission amount for Mr. Werdann as a percentage of base salary and as a corresponding cash amount:

NEO	Target Sales Commissions as a Percentage of Salary	Target 2018 Sales Commissions as a Cash Amount
Michael A. Werdann	67%	$318,274

The table below summarizes the target and total cash sales commissions paid to Mr. Werdann for 2018:

NEO	Target 2018 Cash Incentive Compensation	Total 2018 Cash Incentive Compensation Paid
Michael A. Werdann	$318,274	$316,969

Long-Term Incentive Compensation
2018 Equity Awards. We have provided long-term incentives through our 2003 Stock Plan, our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”) and our 2016 Equity Incentive Plan (“2016 Plan”). Equity grants have been granted in the past under these plans to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options and restricted stock units. Our equity awards generally vest over four years to retain executives and to reward long-term performance. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan might focus on achievement of shorter-term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer-term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.
With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee primarily relies on input from two sources to determine the amount of equity awards to be granted: research from the Compensation Committee consultant and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive's position, the executive's individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and market grant levels at our Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the NEOs, other than himself, with a review of the prior year's grants as the baseline starting point and such officer's individual performance for the year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.
Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Compensation Committee but are typically granted during in-person meetings, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.
As part of the Company's annual compensation review in the first half of 2018, annual NETGEAR equity awards were made to the Named Executive Officers during this period. The Named Executive Officers received a combination of option and restricted stock unit awards. Other than for Mr. Murray, the number of shares subject to each of these types of NETGEAR awards was identical to the number of shares subject to awards granted to the same NEOs in 2017. However, during part of 2018, including the time frame when these NEO grants were made, the Company's stock price was substantially elevated compared to 2017. As a result, the grant date fair values of the 2018 NEO awards reflected in the tables below and in the "Executive Compensation Tables" section below are meaningfully higher than those made in 2017. When approving the increased equity grant values awarded to our NEOs, the Compensation Committee considered the importance of motivating and retaining our executives while pursuing a stretch business plan for 2018 as well as completing the contemplated Arlo separation.
In connection with his promotion to CFO of NETGEAR in August 2018, Mr. Murray received a NETGEAR stock option grant for 30,000 shares. In connection with her transition to CFO of Arlo and the Arlo IPO, Ms. Gorjanc received an Arlo stock option grant for up to 468,750 shares. Ms. Gorjanc's options to purchase Arlo common stock were granted by the Arlo Board of Directors, independently from NETGEAR. They have a ten-year contractual term and are performance based options that vest depending on satisfaction of service-based criteria, as established by the Arlo Board of Directors.
The numbers of shares subject to the annual stock options granted to our NEOs in 2018 were as follows:

NEO	Security	Shares Subject to Option (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	NTGR	115,000	$2,372,254
Bryan D. Murray	NTGR	30,000	$620,697
Michael F. Falcon	NTGR	25,000	$515,708
Andrew W. Kim	NTGR	25,000	$515,707
Michael A. Werdann	NTGR	18,000	$371,309
Christine M. Gorjanc	NTGR	35,000	$721,990
	ARLO	468,750	$3,178,711
The above stock options, other than Ms. Gorjanc's Arlo stock options, vest over four years from grant, with 25% of the total award vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly amounts over the following three years.
The numbers of annual RSUs granted to our NEOs in 2018 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	40,000	$2,806,000
Bryan D. Murray	9,400	$591,810
Michael F. Falcon	10,000	$701,500
Andrew W. Kim	10,000	$701,500
Michael A. Werdann	10,000	$701,500
Christine M. Gorjanc	15,000	$1,052,250
The above RSUs vest over four years from grant, with 25% of the total award vesting on each anniversary of the vesting commencement date.
In addition to the above annual RSUs, the Compensation Committee granted special performance-based RSUs to each of Mr. Falcon and Mr. Kim in July 2018, with the goal of motivating and rewarding their efforts to achieve a timely Arlo Spin-Off. The vesting of these RSUs, and their potential forfeiture, was linked to the timing of the achievement of the Arlo Spin-Off. If the Arlo Spin-Off occurred by July 31, 2019, then the full award would continue to vest according to the original four-year schedule. If the Arlo Spin-Off occurred between August 1, 2019 and July 31, 2020, then the first 25% installment of the award originally scheduled to vest on August 1, 2019 would be forfeited and the remaining 75% would vest on the subsequent anniversaries of the vesting start date. If the Arlo Spin-Off did not occur by July 31, 2020, then the full award would be forfeited. The numbers of these special performance-based RSUs granted to Mr. Falcon and Mr. Kim in 2018 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)
Michael F. Falcon	10,000	$760,500
Andrew W. Kim	20,000	$1,521,000
Because the performance condition of achieving the Arlo Spin-Off prior to July 31, 2019 was achieved, these performance-based restricted stock unit awards will vest in four equal annual installments with the first installment vesting on August 1, 2019, subject to the individual continuing to be a service provider through such dates.
Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off
In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. Because these adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, they are reflected in the "Executive Compensation Tables" section below.
NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.
NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement. Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.
Other Compensation Policies and Information
Employee Benefits and Perquisites
We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.
Clawback Policy
In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. The clawback provision may require a forfeiture of previously paid cash bonus amounts or previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual option or restricted stock unit award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion, that such Named Executive Officer forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.
Stock Ownership Guidelines
We have also adopted stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own approximately six times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to approximately one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and unvested restricted stock units are counted toward the guidelines. As of December 31, 2018, all of our NEOs were in compliance with the stock ownership guidelines.
Policy Against Hedging or Pledging NETGEAR Stock
Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.
Impact of Accounting and Tax Requirements on Compensation
Deductibility of Executive Compensation. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m).
The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified.
We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.
Taxation of "Parachute" Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award's vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.
Compensation Risk Assessment
Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

THOMAS H. WAECHTER (CHAIR)
JEF T. GRAHAM
BARBARA V. SCHERER

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, each individual who served as our principal financial officer during 2018, and our three other most highly compensated executive officers for 2018 (our “Named Executive Officers”) for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1) (2)	Option Awards (1) (2)		Non-Equity Incentive Plan Compensation (2)		All Other Compensation (3)	Total
Patrick C.S. Lo, Chairman and Chief Executive Officer	2018	$895,000		$—		$2,806,000	$2,372,254		$1,019,604	(4)	$3,000	$7,095,858
	2017	$850,000		$—		$2,020,702	$1,408,440		$293,250		$3,000	$4,575,392
	2016	$799,616		$—		$1,185,900	$1,412,522		$1,058,000		$3,000	$4,459,038
Bryan D. Murray, Chief Financial Officer (since August 2018)	2018	$349,475		$99,850	(5)	$591,810	$620,697		$224,172	(6)	$3,000	$1,889,004
Michael F. Falcon, Chief Operations Officer	2018	$424,679		$—		$1,462,000	$515,707		$252,868	(4)	$3,000	$2,658,254
	2017	$407,438		$—		$492,607	$306,183		$73,333		$3,000	$1,282,561
	2016	$385,904		$—		$395,300	$307,070		$222,023		$3,000	$1,313,297
Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	2018	$436,343		$127,710	(5)	$2,222,500	$515,707		$260,005	(4)	$3,000	$3,565,265
	2017	$406,350		$—		$490,840	$306,183		$73,133		$3,000	$1,279,506
	2016	$375,661		$—		$395,300	$307,070		$216,131		$3,000	$1,297,162
Michael A. Werdann, Senior Vice President of Worldwide Sales	2018	$477,411		$95,000	(7)	$701,500	$371,309		$316,969	(8)	$3,000	$1,965,189
	2017	$438,600		$—		$427,000	$220,451		$319,979		$3,000	$1,409,030
	2016	$396,173		$—		$384,500	$221,090		$286,208		$3,000	$1,290,971
Christine M. Gorjanc, Former Chief Financial Officer (until August 2018)	2018	$556,691	(9)	$62,823	(10)	$1,052,250	$3,900,701	(11)	$185,384	(12)	$3,000	$5,760,849
	2017	$543,250		$—		$771,714	$428,656		$122,223		$3,000	$1,868,843
	2016	$514,539		$—		$592,950	$429,898		$444,046		$3,000	$1,984,433

(1)
The amounts reported in this column represent the aggregate value of the stock awards and option awards granted to the Named Executive Officers during 2018, 2017 and 2016, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards and the valuation assumptions for stock options, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2018.

(2)	The amounts set forth in these columns are subject to clawback provisions.

(3)	Consists of matching contributions under our 401(k) plan that were earned in 2018 and paid in February 2019.

(4)	Represents bonus amount earned under the Company's 2018 executive bonus plan paid during 2018 and in February 2019.

(5)
Represents a discretionary retention bonus payment awarded by the Board of Directors for the efforts to timely complete the Arlo IPO and the Arlo Spin-Off. The retention bonus was paid during 2018 and in February 2019.

(6)
Consists of a $150,052 bonus earned under the Company's 2018 executive bonus plan, with respect to Mr. Murray's service as Chief Financial Officer, and a $74,120 bonus amount earned under the Company's 2018 non-executive bonus plan, with respect to Mr. Murray's prior service as Vice President, Finance. These amounts were paid during 2018 and in February 2019.

(7)
Represents a discretionary retention bonus payment awarded by the Board of Directors in recognition of Mr. Werdann's 20 years of service to the Company and for his role in facilitating the Arlo IPO and the Arlo Spin-Off.

(8)	Represents commission earned under Mr. Werdann's 2018 annual sales commission plan.

(9)	Represents the aggregate salary paid to Ms. Gorjanc during 2018 by the Company (to August 2, 2018) and Arlo (from August 2, 2018).

(10)	Represents a bonus amount earned under Arlo's 2018 executive bonus plan and paid in February 2019, with respect to Ms. Gorjanc's service as Chief Financial Officer of Arlo.

(11)
Represents the aggregate value of option awards granted to Ms. Gorjanc by the Company and by Arlo in 2018. The Arlo option awards are subject to performance vesting conditions, and the amount reflects the grant date fair value based on maximum achievement of such performance conditions, as determined under ASC 718. Assuming the highest level of achievement of the performance conditions, the aggregate maximum grant date fair value of the Arlo performance-vested option awards would be $2.3 million.

(12)	Represents bonus earned under the Company's 2018 executive bonus plan and paid during 2018, with respect to Ms. Gorjanc's service as Chief Financial Officer of NETGEAR.
Grants of Plan-Based Awards in Fiscal Year 2018
The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2018. All NETGEAR stock options were granted under our 2016 Plan and have a term of ten years, subject to earlier termination in the event that the optionee's services to us cease. Because this table presents information as of the applicable grant dates during 2018, all equity award information in this table is presented on an unadjusted basis without regard to the subsequent Arlo Spin-Off. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (1)
Name	Security	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Patrick C.S. Lo	NTGR	1/25/2018 (2)					40,000	—	$—	$2,806,000
	NTGR	1/25/2018 (3)					—	115,000	$70.15	$2,372,254
		1/25/2018 (4)	$—	$514,625	$771,938
		7/19/2018 (6)	$—	$514,625	$771,937
Bryan D. Murray	NTGR	1/25/2018 (2)					1,400	—	$—	$98,210
	NTGR	4/30/2018 (2)					8,000	—	$—	$493,600
	NTGR	8/2/2018 (3)					—	30,000	$64.50	$620,697
		1/25/2018 (7)	$—	$83,208	$124,812
		7/19/2018 (6)	$—	$137,294	$205,941
Michael F. Falcon	NTGR	1/25/2018 (2)					10,000	—	$—	$701,500
	NTGR	1/25/2018 (3)					—	25,000	$70.15	$515,708
		1/25/2018 (4)	$—	$125,213	$187,820
		7/19/2018 (6)	$—	$129,595	$194,391
	NTGR	7/19/2018 (8)				10,000	—	—	$—	$760,500
Andrew W. Kim	NTGR	1/25/2018 (2)					10,000	—	$—	$701,500
	NTGR	1/25/2018 (3)					—	25,000	$70.15	$515,707
		1/25/2018 (4)	$—	$127,710	$191,565
		7/19/2018 (6)	$—	$134,096	$201,143
	NTGR	7/19/2018 (8)				20,000	—	—	$—	$1,521,000
Michael A. Werdann	NTGR	1/25/2018 (2)					10,000	—	$—	$701,500
	NTGR	1/25/2018 (3)					—	18,000	$70.15	$371,309
		1/2/2018 (9)	$—	$318,274	$1,591,433
Christine M. Gorjanc	NTGR	1/25/2018 (2)					15,000	—	$—	$1,052,250
	NTGR	1/25/2018 (3)					—	35,000	$70.15	$721,990
		1/25/2018 (4)	$—	$206,688	$313,031
		8/2/2018 (10)	$—	$206,688	N/A
	ARLO	8/2/2018 (5)						468,750	$16.00	$3,178,711

(1)
These amounts represent the full grant date value without regard to vesting. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, regarding assumptions underlying the valuation of option awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company's common stock at the date in the future when the option is exercised.

(2)
These restricted stock unit awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates.

(3)
25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the total shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(4)
These potential payouts for the first half of fiscal 2018 were pursuant to the terms of the Company's executive bonus plan. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during the first half of 2018, and would have been subject to reduction by the Compensation Committee for individual Named Executive Officers based upon the executive's achievement of his or her individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the executive bonus plan only if the Company achieves a certain level of operating income.

(5)
These options to purchase Arlo common stock were granted by the Arlo Board of Directors in connection with the Arlo IPO. They have a ten-year contractual term and are performance based options that vest depending on satisfaction of service-based criteria, as established by the Arlo Board of Directors.

(6)
These potential payouts for the second half of fiscal 2018 were pursuant to the terms of the Company's executive bonus plan. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during the second half of 2018, and would have been subject to reduction by the Compensation Committee for individual Named Executive Officers based upon the executive's achievement of his or her individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the executive bonus plan only if the Company achieves a certain level of operating income.

(7)	These potential payouts were pursuant to the terms of the Company's non-executive bonus plan.

(8)
Because the performance condition of achieving the Arlo Spin-Off prior to July 31, 2019 was achieved, these performance-based restricted stock unit awards will vest in four equal annual installments with the first installment vesting on August 1, 2019, subject to the individual continuing to be a service provider through such dates.

(9)	Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2018 annual sales commission plan.

(10)	Represents Ms. Gorjanc's potential bonus payouts from Arlo for the second half of fiscal 2018, under terms approved by the Arlo Board of Directors.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table provides certain information relating to equity awards held by our Named Executive Officers. Because this table is as of December 31, 2018, all information is presented on an adjusted basis to reflect the Arlo Spin-Off that occurred on that date.

			Option Awards					Stock Awards
Name	Security (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Patrick C.S. Lo	NTGR	2/3/2011	91,054	—	—	$20.98	2/3/2021	—		$—
	NTGR	4/26/2011	36,422	—	—	$19.69	4/26/2021	—		$—
	NTGR	6/6/2012	99,332	—	—	$18.60	6/6/2022	—		$—
	NTGR	5/16/2013	107,785	—	—	$19.33	5/16/2023	—		$—
	NTGR	6/3/2014	99,332	—	—	$19.32	6/3/2024	—		$—
	NTGR	6/2/2015	86,916	12,416	—	$18.58	6/2/2025	6,250	(4)	$202,063
	NTGR	3/24/2016	78,534	35,698	—	$23.48	3/24/2026	15,000	(4)	$484,950
	NTGR	1/27/2017	—	—	—	$—	—	1,097	(5)	$35,466
	NTGR	6/1/2017	42,837	71,395	—	$25.37	6/1/2027	30,000	(4)	$969,900
	NTGR	1/25/2018	—	114,232	—	$41.67	1/25/2028	40,000	(4)	$1,293,200
	ARLO	2/3/2011	183,303	—	—	$7.25	2/3/2021	—		$—
	ARLO	4/26/2011	73,321	—	—	$6.80	4/26/2021	—		$—
	ARLO	6/6/2012	199,966	—	—	$6.42	6/6/2012	—		$—
	ARLO	5/16/2013	216,983	—	—	$6.68	5/16/2023	—		$—
	ARLO	6/3/2014	199,966	—	—	$6.67	6/3/2024	—		$—
	ARLO	6/2/2015	174,971	24,995	—	$6.42	6/2/2025	12,377	(4)	$123,522
	ARLO	3/24/2016	158,098	71,863	—	$8.11	3/24/2026	29,704	(4)	$296,446
	ARLO	1/27/2017	—	—	—	$—	—	2,172	(5)	$21,677
	ARLO	6/1/2017	86,236	143,725	—	$8.76	6/1/2027	59,409	(4)	$592,902
	ARLO	1/25/2018	—	229,961	—	$14.39	1/25/2028	79,212	(4)	$790,536
Bryan D. Murray	NTGR	4/18/2013	87	—	—	$16.37	4/18/2023	—		$—
	NTGR	4/22/2014	608	—	—	$19.99	4/22/2024	—		$—
	NTGR	4/21/2015	—	—	—	$—	—	350	(4)	$11,316
	NTGR	3/24/2016	—	—	—	$—	—	700	(4)	$22,631
	NTGR	4/20/2017	—	—	—	$—	—	1,050	(4)	$33,947
	NTGR	1/25/2018	—	—	—	$—	—	1,400	(4)	$45,262
	NTGR	4/20/2018	—	—	—	$—	—	8,000	(4)	$258,640
	NTGR	8/2/2018	—	29,799	—	$38.32	8/2/2028	—		$—
	ARLO	4/18/2013	175	—	—	$5.65	4/18/2023	—		$—
	ARLO	4/22/2014	1,225	—	—	$6.90	4/22/2024	—		$—
	ARLO	4/21/2015	—	—	—	$—	—	693	(4)	$6,916
	ARLO	3/24/2016	—	—	—	$—	—	1,386	(4)	$13,832
	ARLO	4/20/2017	—	—	—	$—	—	2,079	(4)	$20,748
	ARLO	1/25/2018	—	—	—	$—	—	2,772	(4)	$27,665
	ARLO	4/20/2018	—	—	—	$—	—	15,842	(4)	$158,103
	ARLO	8/2/2018	—	59,989	—	$13.23	8/2/2028	—		$—

			Option Awards					Stock Awards
Name	Security (1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Michael F. Falcon	NTGR	6/2/2015	—	3,104	—	$18.58	6/2/2025	1,750	(4)	$56,578
	NTGR	3/24/2016	518	7,760	—	$23.48	3/24/2026	5,000	(4)	$161,650
	NTGR	1/27/2017	—	—	—	$—	—	230	(5)	$7,436
	NTGR	6/1/2017	5,836	15,520	—	$25.37	6/1/2027	7,500	(4)	$242,475
	NTGR	1/25/2018	—	24,833	—	$41.67	1/25/2028	10,000	(4)	$323,300
	NTGR	7/19/2018	—	—	—	$—	—	10,000	(6)	$323,300
	ARLO	6/2/2015	—	6,248	—	$6.42	6/2/2025	3,466	(4)	$34,591
	ARLO	3/24/2016	1,042	15,623	—	$8.11	3/24/2026	9,901	(4)	$98,812
	ARLO	1/27/2017	—	—	—	$—	—	455	(5)	$4,541
	ARLO	6/1/2017	11,748	31,244	—	$8.76	6/1/2027	14,852	(4)	$148,223
	ARLO	1/25/2018	—	49,991	—	$14.39	1/25/2028	19,803	(4)	$197,634
	ARLO	7/19/2018	—	—	—	$—	—	19,803	(6)	$197,634
Andrew W. Kim	NTGR	5/16/2013	517	—	—	$19.33	5/16/2023	—		$—
	NTGR	6/3/2014	7,243	—	—	$19.32	6/3/2024	—		$—
	NTGR	6/2/2015	10,347	3,104	—	$18.58	6/2/2025	1,750	(4)	$56,578
	NTGR	3/24/2016	17,073	7,760	—	$23.48	3/24/2026	5,000	(4)	$161,650
	NTGR	1/27/2017	—	—	—	$—	—	224	(5)	$7,242
	NTGR	6/1/2017	9,313	15,520	—	$25.37	6/1/2027	7,500	(4)	$242,475
	NTGR	1/25/2018	—	24,833	—	$41.67	1/25/2028	10,000	(4)	$323,300
	NTGR	7/19/2018	—	—	—	$—	—	20,000	(6)	$646,600
	ARLO	5/16/2013	1,041	—	—	$6.68	5/16/2023	—		$—
	ARLO	6/3/2014	14,581	—	—	$6.67	6/3/2024	—		$—
	ARLO	6/2/2015	20,831	6,248	—	$6.42	6/2/2025	3,466	(4)	$34,591
	ARLO	3/24/2016	34,368	15,623	—	$8.11	3/24/2026	9,901	(4)	$98,812
	ARLO	1/27/2017	—	—	—	$—	—	444	(5)	$4,431
	ARLO	6/1/2017	18,747	31,244	—	$8.76	6/1/2027	14,852	(4)	$148,223
	ARLO	1/25/2018	—	49,991	—	$14.39	1/25/2028	19,803	(4)	$197,634
	ARLO	7/19/2018	—	—	—	$—	—	39,606	(6)	$395,268
Michael A. Werdann	NTGR	4/21/2015	—	—	—	$—	—	2,850	(4)	$92,141
	NTGR	6/2/2015	—	2,234	—	$18.58	6/2/2025	900	(4)	$29,097
	NTGR	1/29/2016	—	—	—	$—	—	2,500	(4)	$80,825
	NTGR	3/24/2016	372	5,587	—	$23.48	3/24/2026	2,500	(4)	$80,825
	NTGR	6/1/2017	—	11,174	—	$25.37	6/1/2027	7,500	(4)	$242,475
	NTGR	1/25/2018	—	17,879	—	$41.67	1/25/2028	10,000	(4)	$323,300
	ARLO	4/21/2015	—	—	—	$—	—	5,644	(4)	$56,327
	ARLO	6/2/2015	—	4,499	—	$6.42	6/2/2025	1,782	(4)	$17,784
	ARLO	1/29/2016	—	—	—	$—	—	4,951	(4)	$49,411
	ARLO	3/24/2016	749	11,248	—	$8.11	3/24/2026	4,951	(4)	$49,411
	ARLO	6/1/2017	—	22,496	—	$8.76	6/1/2027	14,852	(4)	$148,223
	ARLO	1/25/2018	—	35,993	—	$14.39	1/25/2028	19,803	(4)	$197,634

				Option Awards					Stock Awards
Name	Security (1)	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Christine M. Gorjanc	NTGR	2/3/2011		10,305	—	—	$20.98	2/3/2021	—		$—
	NTGR	5/16/2013		5,587	—	—	$19.33	5/16/2023	—		$—
	NTGR	6/3/2014		13,658	—	—	$19.32	6/3/2024	—		$—
	NTGR	6/2/2015		17,384	3,724	—	$18.58	6/2/2025	3,000	(4)	$96,990
	NTGR	3/24/2016		23,902	10,864	—	$23.48	3/24/2026	7,500	(4)	$242,475
	NTGR	1/27/2017		—	—	—	$—	—	460	(5)	$14,872
	NTGR	6/1/2017		13,038	21,728	—	$25.37	6/1/2027	11,250	(4)	$363,713
	NTGR	1/25/2018		—	34,766	—	$41.67	1/25/2028	15,000		$484,950
	ARLO	2/3/2011		20,746	—	—	$7.25	2/3/2021	—		$—
	ARLO	5/16/2013		11,248	—	—	$6.68	5/16/2023	—		$—
	ARLO	6/3/2014		27,495	—	—	$6.67	6/3/2024	—		$—
	ARLO	6/2/2015		34,994	7,498	—	$6.42	6/2/2025	5,941	(4)	$59,291
	ARLO	3/24/2016		48,116	21,872	—	$8.11	3/24/2026	14,852	(4)	$148,223
	ARLO	1/27/2017		—	—	—	$—	—	911	(5)	$9,092
	ARLO	6/1/2017		26,246	43,742	—	$8.76	6/1/2027	22,278	(4)	$222,334
	ARLO	1/25/2018		—	69,988	—	$14.39	1/25/2028	29,704		$296,446
	ARLO	8/2/2018	(7)	—	117,188	351,562	$16.00	8/2/2028	—		$—

(1)
Reflects equity awards outstanding as of December 31, 2018 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo's Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR's equity incentive plans were adjusted to include Arlo awards under Arlo's equity incentive plans. The grant dates of all Arlo awards listed above, other than Ms. Gorjanc's August 2, 2018 grant, reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion in "Compensation Discussion and Analysis-Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off" above.

(2)
25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(3)
These amounts were calculated as the product of NETGEAR's adjusted common stock closing price on the Nasdaq Global Select Market (calculated by Nasdaq to exclude the value of Arlo following the distribution of Arlo common stock by NETGEAR) or Arlo's common stock closing price on the New York Stock Exchange, on December 31, 2018 (the last market trading day in 2018), which were $32.33 and $9.98, respectively, and the number of shares pursuant to the applicable restricted stock units award.

(4)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates.

(5)
These restricted stock unit awards will vest in accordance with the following schedule: 80% on the first anniversary of the last day of the grant month, 10% on the second anniversary of the last day of the grant month and 10% on the third anniversary of the last day of the grant month, subject to the recipient continuing to be a service provider on such dates.

(6)
Because the performance condition of achieving the Arlo Spin-Off prior to July 31, 2019 was achieved, these performance-based restricted stock unit awards will vest in four equal annual installments with the first installment vesting on August 1, 2019, subject to the individual continuing to be a service provider through such dates.

(7)
This represents Ms. Gorjanc's Arlo performance-based options at the maximum possible number of shares that may ultimately be issuable if all applicable performance-based criteria are achieved at their maximum levels and all applicable service-based criteria are fully satisfied.

Option Exercises and Stock Vested in Fiscal Year 2018
The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	163,669	$6,698,338	34,389	$2,129,288
Bryan D. Murray	—	$—	1,225	$68,408
Michael F. Falcon	18,604	$444,405	9,421	$578,869
Andrew W. Kim	—	$—	9,396	$577,126
Michael A. Werdann	19,500	$535,072	10,000	$604,480
Christine M. Gorjanc	—	$—	15,342	$946,562

(1)
The value realized on exercise equals the difference between the sale price of our common stock on the Nasdaq Global Select Market at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the Nasdaq Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans
We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant's compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant's plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2018, Mr. Lo was the only Named Executive Officer who participated in this plan.
The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2018.

Name	Executive Contributions in 2018 (1)	Registrant Contributions in 2018	Aggregate Earnings in 2018 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2018
Patrick C.S. Lo	$757,933	$—	$2,658	$—	$2,854,880
Bryan D. Murray	$—	$—	$—	$—	$—
Michael F. Falcon	$—	$—	$—	$—	$—
Andrew W. Kim	$—	$—	$—	$—	$—
Michael A. Werdann	$—	$—	$—	$—	$—
Christine M. Gorjanc	$—	$—	$—	$—	$—

(1) The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.

(2) None of the earnings in this column are included in the 2018 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

Potential Payments Upon Termination or Change in Control
In the event of a change in control:

•	all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable; and

•
all equity awards issued under our 2016 Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards.

In addition, in 2018, we entered into updated change in control and severance agreements with each of our then-current Named Executive Officers. These updates were based on our Compensation Committee's periodic review of our executive compensation and benefits in relation to current market standards, as well as a desire to make these potential benefits more consistent among our executive officers. Ms. Gorjanc also entered into a similar change in control and severance agreement with Arlo in 2018. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances.
Upon a termination without cause or resignation with good reason (Ms. Gorjanc from Arlo and our other Named Executive Officers from NETGEAR), our NEOs would be entitled to:

•	cash severance equal to his or her annual base salary, and, for Mr. Lo and Ms. Gorjanc, an additional amount equal to his or her target annual bonus;

•	12 months of health benefits continuation; and

•	accelerated vesting of any unvested equity awards that would have vested during the 12 months following the termination date.

Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control of NETGEAR (with respect to our NEOs other than Ms. Gorjanc) or Arlo (with respect to Ms. Gorjanc), our NEOs would be entitled to:

•	cash severance equal to a multiple (2x for Mr. Lo, 1.5x for Ms. Gorjanc and 1x for all other NEOs) of the sum of the NEO’s annual base salary and target annual bonus;

•	a number of months (24 for Mr. Lo, 18 for Ms. Gorjanc and 12 for other NEOs) of health benefits continuation; and

•	accelerated vesting of all outstanding, unvested equity awards.
Severance will be conditioned upon the execution and non-revocation of a release of claims. The change in control and severance agreements do not provide for any excise tax gross ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.
For purposes of these change in control and severance agreements, the Arlo Spin-Off did not constitute a change in control of either Arlo or NETGEAR.
Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company
The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company (or in the case of Ms. Gorjanc, her employment with Arlo) was terminated without cause and not as a result of a change in control of the Company, assuming the date of the triggering event was December 31, 2018:

Name	Cash Severance ($)	Value Realized from Equity Acceleration ($) (1)	Total ($)
Patrick C.S. Lo	$1,924,250	$2,675,180	$4,599,430
Bryan D. Murray	$366,116	$177,094	$543,210
Michael F. Falcon	$431,983	$819,622	$1,251,605
Andrew W. Kim	$446,985	$949,701	$1,396,686
Michael A. Werdann	$485,622	$731,132	$1,216,754
Christine M. Gorjanc	$974,750	$1,023,526	$1,998,276

(1)
The value realized equals the difference between NETGEAR's adjusted common stock closing price on the Nasdaq Global Select Market (calculated by Nasdaq to exclude the value of Arlo following the distribution of Arlo common stock by NETGEAR) or Arlo's common stock closing price on the New York Stock Exchange, on December 31, 2018 (the last market trading day in 2018), which were $32.33 and $9.98 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company
Pursuant to the terms of our 2006 Plan, all outstanding equity awards under the 2006 Plan vest immediately upon a change in control. Our Named Executive Officers would realize the following value on equity options and awards granted under the 2006 Plan that would accelerate and become vested in the event of a change in control: Patrick C.S. Lo, $1,173,389; Bryan D. Murray, $33,942; Michael F. Falcon, $329,515; Andrew W. Kim, $329,515; Michael A. Werdann, $362,985; and Christine M. Gorjanc, $486,719. The value realized equals the difference between $32.33 or $9.98 for NETGEAR and Arlo stock, respectively, (the adjusted closing price of NETGEAR's common stock and the closing price of Arlo's common stock on December 31, 2018, as noted above) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.
Payments Upon Termination Without Cause or Resignation for Good Reason within One Month prior to or One Year after a Change in Control of the Company
The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company (or in the case of Ms. Gorjanc, her employment with Arlo) is terminated without cause, or he or she resigns for good reason, within one month prior to or one year after a change in control of the Company (or in the case of Ms. Gorjanc, a change of control of Arlo).

Name	Cash Severance ($)	Value Realized from Equity Acceleration ($) (1)	Total ($)
Patrick C.S. Lo	$3,848,500	$5,018,713	$8,867,213
Bryan D. Murray	$640,703	$565,072	$1,205,775
Michael F. Falcon	$691,173	$1,775,371	$2,466,544
Andrew W. Kim	$715,176	$2,295,963	$3,011,139
Michael A. Werdann	$803,896	$1,226,720	$2,030,616
Christine M. Gorjanc	$1,462,125	$1,870,917	$3,333,042

(1)
The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive Officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.” Awards received under the 2016 Equity Incentive Plan do not provide for automatic vesting acceleration upon a change of control like awards granted under the 2006 Plan.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.
CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2018 annual total compensation of our CEO Mr. Lo is $7,095,858, the 2018 annual total compensation of our median compensated employee is $126,832, and the ratio of these amounts is approximately 56 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2018, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2018, and the value of the annual equity awards granted during 2018.

Equity Compensation Plan Information
The following table provides information as of December 31, 2018 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2003 Plan (which expired in April 2013), the 2006 Plan (which expired in April 2016), the 2016 Plan, and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))
Equity Compensation Plans approved by security holders	1,968,652	(1) (2)	$25.30	2,474,738	(3) (4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	1,968,652		$25.30	2,474,738

(1)
Includes 12,934 shares subject to options outstanding under the 2003 Plan, 1,234,401 shares subject to options outstanding under the 2006 Plan, 721,317 shares subject to options outstanding under the 2016 Plan, and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)
Excludes 251,246 shares subject to restricted stock units outstanding that were issued under the 2006 Plan and 1,375,417 shares subject to restricted stock units outstanding that were issued under the 2016 Plan.

(3)	Includes 1,733,094 shares available for future issuance under the 2016 Plan and 741,644 shares available for future issuance under the 2003 Employee Stock Purchase Plan.

(4)
Under the 2006 Plan, each restricted stock unit granted or forfeited on or after June 6, 2012 and under the 2016 Plan, each restricted stock units granted or forfeited will be counted as 1.58 shares granted or forfeited, respectively. Forfeited restricted stock units will return to the 2016 Plan and will again become available for issuance. The 1.58 conversion rate has already been incorporated in the calculation.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2019 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of April 1, 2019, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 31,466,930 shares of our common stock outstanding as of April 1, 2019. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned (8)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc. (1)	4,769,026	—	4,769,026	15.2%
FMR LLC (2)	4,728,857	—	4,728,857	15.0%
The Vanguard Group, Inc. (3)	3,204,183	—	3,204,183	10.2%
Dimensional Fund Advisors LP (4)	2,141,733	—	2,141,733	6.8%
Named Executive Officers and Directors:
Patrick C.S. Lo (5)	389,701	679,669	1,069,370	3.3%
Bryan D. Murray	2,801	3,395	6,196	*
Michael F. Falcon	19,545	22,388	41,933	*
Andrew W. Kim	14,257	60,527	74,784	*
Michael A. Werdann	1,739	12,534	14,273	*
Christine M. Gorjanc (6)	63,149	105,805	168,954	*
Jef T. Graham	5,183	3,308	8,491	*
Bradley L. Maiorino	—	2,831	2,831	*
Janice M. Roberts	—	1,463	1,463	*
Gregory J. Rossmann	27,620	5,095	32,715	*
Barbara V. Scherer (7)	12,142	3,308	15,450	*
Julie A. Shimer	31,620	3,308	34,928	*
Thomas H. Waechter	14,770	3,308	18,078	*
All current directors and executive officers as a group (17 persons)	639,244	1,183,406	1,822,650	5.6%
* Less than one percent of our outstanding shares of common stock
(1) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2019, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 4,635,019 shares and sole power to dispose or to direct the disposition of 4,769,026 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(2)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2019, by FMR LLC (“FMR”), Abigail P. Johnson and Fidelity Growth Company Fund. This Schedule states that FMR is a parent holding companies in accordance with Section 240.13-d(1)(b)(1)(ii)(G). This schedule reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies: sole power to vote or to direct the vote of 1,705,005 shares, and sole power to dispose or to direct the disposition of 4,728,857 shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019, by The Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has sole power to vote or direct to vote of 38,102 shares, shared power to vote or direct to vote of 5,545 shares, sole power to dispose of or to direct the disposition of 3,163,362 shares and shared power to dispose or to direct the disposition of 40,821 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 35,276 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 8,371 shares as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(4) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2019, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 2,067,845 shares and sole power to dispose or to direct the disposition of 2,141,733 shares. The address of Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)  Shares beneficially owned by Mr. Lo include (1) 120,048 shares held by the Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 147,668 shares held by the education trusts of Mr. Lo's children and Mr. Lo is a co-trustee of each such trust, and (3) 121,985 shares held of record by Mr. Lo.
(6) Based on information contained in a Form 4 filed with the Securities and Exchange Commission on July 3, 2018, which is the most recent NETGEAR Form 4 for Ms. Gorjanc before she became Arlo's CFO in August 2018.
(7) Shares beneficially owned by Ms. Scherer include (1) 1,000 shares held by William S. & Barbara V. Scherer Trust, UAD 10/26/2000, Barbara Scherer & William S. Scherer TTEE's trust, and (2) 11,142 shares held of record by Ms. Scherer.
(8) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of April 1, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2018 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with exception of a late Form 4 filed on July 9, 2018, on behalf of Bradley L. Maiorino.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.
It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF
NETGEAR, INC.:

PATRICK C.S. LO
JEF T. GRAHAM
BRADLEY L. MAIORINO
JANICE M. ROBERTS
GREGORY J. ROSSMANN
BARBARA V. SCHERER
JULIE A. SHIMER
THOMAS H. WAECHTER

Dated: April 19, 2019

NETGEAR, INC.
350 EAST PLUMERIA DRIVE
SAN JOSE, CA 95134
ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Patrick C.S. Lo	☐	☐	☐
1B Jef T. Graham	☐	☐	☐
1C Bradley L. Maiorino	☐	☐	☐
1D Janice M. Roberts	☐	☐	☐
1E Gregory J. Rossmann	☐	☐	☐
1F Barbara V. Scherer	☐	☐	☐
1G Thomas H. Waechter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3 Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000417924_1 R1.0.1.18

NETGEAR®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

NETGEAR, INC.
Annual Meeting of Stockholders
May 30, 2019 10:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C.S. Lo and Bryan D. Murray, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on May 30, 2019, at NETGEAR's executive offices located at 350 East Plumeria Drive, San Jose, CA 95134, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000417924_2 R1.0.1.18

Continued and to be signed on reverse side